EXHIBIT 99.1

--------------------------------------------------------------------------------
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE
ENGlobal(SM)
    Corporation                                    CONTACT:  Natalie S. Hairston
                                                                  (281) 821-3200


            ENGLOBAL CORPORATION ANNOUNCES FIRST QUARTER RESULTS AND
               ALLIANCE RELATIONSHIP WITH A GLOBAL ENERGY COMPANY

HOUSTON, TX, MAY 6, 2004 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today reported net income of $0.02 per share for the quarter ended March 31, 2004, equivalent to results from the same period in 2003. ENGlobal also announced that it has been selected by a global energy company to become one of a very limited number of Preferred Service Providers for engineering services. ENGlobal expects this client to utilize its capabilities on a wide variety of upstream, midstream and downstream projects that will primarily be located on the Gulf Coast.

Revenue for the most recent quarter totaled $31 million, an increase of approximately $8 million, or 35%, compared to the prior year period. This increase in revenue was primarily due to the continuation of several significant projects that began in 2003 in the Company's engineering segment.

The Company's consolidated gross profit increased by $234,000 for the first quarter 2004 compared to the first quarter 2003. Gross profits for ENGlobal's engineering segment increased in the first quarter of 2004 over the first quarter of 2003 by $518,000, totaling $3.6 million in the most recent quarter. This improvement is the result of higher revenues in the engineering segment as well as internal efforts to improve utilization of personnel.

Lower gross profit realized by ENGlobal's systems segment during the quarter partially offset the improvements in the engineering segment. However, the systems segment, as a whole, recorded significantly improved financial results late in the first quarter and was recently awarded two contracts valued at approximately $2 million. The systems segment appears to be experiencing a general increase in activity, to varying degrees, as measured in terms of proposals, bookings and shipments. Based on these trends, the Company expects that operating results from its systems segment may improve over the remainder of this year.

Expenses related to selling, general and administrative, including depreciation and amortization increased $427,000, or 14.8%, for the first quarter 2004 as compared to the same period in 2003. Much of the increase resulted from start-up expenses at ENGlobal Design Group, Inc., which began operations earlier this year. ENGlobal Design Group, Inc.'s financial results are consolidated into the Company's system segment.

The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 will be filed with the Securities and Exchange Commission on or about May 7, 2004 reflecting these results.

                                    ~ more ~
--------------------------------------------------------------------------------

           600 Century Plaza Drive o Suite 140 o Houston, Texas 77073
                                www.ENGlobal.com

ENGlobal Corporation Press Release
May 6, 2004
Page 2


As previously reported, the Company's newest operation, ENGlobal Design Group, Inc., has relocated to new space at the Company's Tulsa office at CitiPlex Tower. This subsidiary provides engineering and related services to various government and public sector clients, with projects primarily related to automated fuel handling. This recent move is expected to provide these clients with greater access to the complete range of ENGlobal's resources, and improve the efficiency of the Company's Tulsa operations. Since beginning operations in January 2004, ENGlobal Design Group, Inc. has been awarded over ten projects valued at approximately $5.5 million.

Michael L. Burrow, ENGlobal's Chairman and CEO, stated, "ENGlobal's core engineering segment continues to perform well, exceeding our budgetary expectations and also exceeding results from last year. Management is continuing to make decisions regarding the systems segment that we hope will allow this group to show improved financial results. We are encouraged by the trends we are seeing in this area, as well as by several new systems contracts that ENGlobal has been awarded. As a result, and based on current trends, management is optimistic that ENGlobal's financial results will improve over the remainder of this year."

                              FINANCIAL HIGHLIGHTS
                              --------------------
                      (in thousands, except per share data)

                                                 For the three months ended
                                                           March 31
                                                 --------------------------
                                                   2004              2003*
                                                 -------            -------
  Income Statement Data:
  ----------------------
     Revenue                                     $30,993            $23,006
                                                 =======            =======

     Net income per share (basic and diluted)        .02                .02
                                                 -------            -------
     Weighted average number of shares
           outstanding (basic)                    24,034             22,861
                                                 =======            =======
     Weighted average number of shares
           outstanding (diluted)                  24,487             23,290
                                                 =======            =======

                                                            As of
                                              ----------------------------------
                                              March 31, 2004   December 31, 2003
                                              --------------   -----------------
  Balance Sheet Data:
  -------------------
     Working Capital                             $ 7,879            $ 6,505
     Property and Equipment, net                   4,721              4,302
     Total Assets                                 40,609             42,530
     Long-term Debt                                8,526              8,129
     Capital Leases                                   14                 18
     Stockholders' Equity                         18,646             18,175
                                                 =======            =======


* Income statement data for the three months ended March 31, 2003 does not take into account the conversion of the Company's Series A Preferred Stock that occurred in August 2003.

                                       ###

ENGlobal Corporation Press Release
May 6, 2004
Page 3


About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering services group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and process-related industries, and provides services and products that support the advanced automation and environmental technology fields. The Company, with its subsidiaries, now employs over 1,000 employees and occupies over 250,000 square feet of office and manufacturing space. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2003, Form 10-Q's for the quarters ended March 31, 2004, June 30, 2003 and September 30, 2003, current Forms 8-K, and other SEC filings. Among other matters, there can be no assurance that operating results from the systems segment will improve or that the Company will provide significant services under its new contract or that the provision of those services will be profitable. In addition, the information contained in this press release is also subject to the risk factors identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.